EXHIBIT 4.4

No.: (Meng) CP2010-01-001K

Deal Conclusion Letter

Entrusting Unit: Ministry of Land and Resources of the People’s Republic of

China

Entrusted Unit: Department of Land and Resources of the Inner Mongolia

Autonomous Region

The Department of Land and Resources of the Inner Mongolia Autonomous Region was entrusted by the Ministry of Land and Resources of the PRC to conduct the public auction of the mining rights of Zhuan Longwan coal mine field at Dongsheng Coal Field in Hohhot City. Pursuant to the provisions under the relevant laws and regulations of the State and the Autonomous Region, the entrusted transferor and the successful bidder entered into the deal conclusion letter as follows:

1.	The parties concerned:

Entrusted transferor: The Department of Land and Resources of the Inner Mongolia Autonomous Region

Address: 11 2nd Ring Road South, Hohhot City

Successful bidder: Yanzhou Coal Ordos Neng Hua Company Limited

Address: Xiwei 7th Road, Kangbashi New District, Ordos City

2.	Auction end date: January 28, 2011

3.	Auction location: Room 230, 2nd floor of the west side of Complex Building (New Campus), Party School of Inner Mongolia Autonomous Region in Saihan District, Hohhot City

4.	Consideration:

Consideration (auction deal price) of Zhuan Longwan coal mine field at Dongsheng Coal Field is SEVEN BILLION EIGHT HUNDRED MILLION YUAN OF RENMINBI (RMB7,800,000,000).

5.	Summary of the mining rights deal

Name: Mining rights of Zhuan Longwan coal mine field at Dongsheng Coal Field

Mining area: 43.50 km2 (a list of cartesian coordinates of inflection point is attached hereto)

Basic facts of the mining area:

Zhuan Longwan coal mine field is located at Dongsheng Coal Field in Ejin Horo Banner, Ordos City, Inner Mongolia Autonomous Region where the traffic is convenient with the Bao (Baotou) - Shen (Shenmu) Railway passing through at the west side and the Huo (Huocangou) – Hai (Hailesihao) Railway running across the middle of the coal field, adjacent to the proposed Ba (Batuta) – Zhun (Zhunger’er) Railway at the south.

The coal mine field is located at the middle of Dongsheng Coal Field. Its geological structure is simple with the lower to middle Jurassic in the Yan’an Formation (J1-2y) being the major coal-bearing strata, general tendency for formation is W - SWW, angle of dip is 1 - 2°. It has 8-29 coal-bearing layers with an accumulated thickness of 12.78 – 36.80m and average thickness of 15.63m; coal burial depth is 91.10 – 345.12m and coal-bearing coefficient is 7.7%. It bears 3 -17 layers of recoverable coal seams, of which 4 are main coal seams and 6 are secondary coal seams. The local coal seams comprise of non-stick coals with low to super low-ash, low to super low-sulfur, low to super low-phosphorus and medium to high-calorific value (BN31) and with a coal (on dry basis) - calorific value of 25.70 – 27.77MJ/kg at the recoverable coal seams. All being very-easy-to-wash coals as assessed according to the ± 0.1 content reference method for washability level. Mining-technical condition in the deposit falls into Second Class-Type Four, being low gas mine with explosive coal dust and spontaneous combustion coal seam.

The exploration type in the coal field is First Class-Type Two. Details of the assessment and reporting of approved resource reserves are listed in the following table.

Prospecting level	Coal type	Standard height of coal-forming (m)	Resource reserve type (Ref No)	Retained resource reserve (‘0,000 tonnes )		Mine area (km2)
				Resource reserve	Resource reserve overlaid under the Huo-Hai Railway
Exploration	Non-stick coal	1238-956	(331)	18329	411	43.50
			(332)	8661	324
			(333)	27811	1035
			Total	54801	1770

6.	Payment of consideration

The successful bidder shall pay the consideration in three installments in the proportion of 4:3:3, details of which are as follows: the first installment of THREE BILLION TEN HUNDRED TWENTY MILLION YUAN OF RENMINBI (RMB3,120,000,000) shall be paid in full before 17:00 on February 27, 2011; the second installment of TWO BILLION THREE HUNDRED FORTY MILLION YUAN OF RENMINBI (RMB2,340,000,000) shall be paid in full before 17:00 on November 30, 2011; the third installment of TWO BILLION THREE HUNDRED FORTY MILLION YUAN OF RENMINBI (RMB2,340,000,000) shall be paid in full before 17:00 on November 30, 2012. A fund dispossession surcharge shall also be paid as provided.

7.	Payment of trading service charge: as stipulated under the Reply of the Development and Reform Commission of Inner Mongolia Autonomous Region on Trading Service Charge of the Department of Land and Resources of the Inner Mongolia Autonomous Region (Nei Fa Gai Fei Zi [2008] No.2160), the successful bidder shall pay a trading service charge amounting to SEVENTY EIGHT MILLION SIX HUNDRED AND FIFTY FIVE THOUSAND YUAN OF RENMINBI (RMB78,655,000) to the Mining Rights Trading Service Center of the Inner Mongolia Autonomous Region (内蒙古自治区矿业权交易服务中心) before 17:00 on February 28, 2011.

8.	In respect of the development of Zhuan Longwan coal mine field at Dongsheng Coal Field, the successful bidder shall develop and utilize the coal resources in a legal and reasonable manner and perform the obligations of environmental protection and restoration of mine area in accordance with the provisions of the relevant laws and regulations and requirements of the State and the Autonomous Region.

9.	Upon its payment of the consideration and trading service charge as provided after the signing of the Deal Conclusion Letter, the successful bidder shall prepare application materials for the registration of mining rights according to Procedures for Administration of Registration of Mining of Mineral Resources as well as the relevant provisions of the State and the Autonomous Region and carry out the procedures for designated mining areas and mining registration with the Department of Land and Resources according to law.

10.	Miscellaneous

(I)	Investigation and verification have been carried out against the coal resources overlaid under the Huo (Huocangou) – Hai (Hailesihao) Railway running across the middle of the mining area concerned. No mining action shall be taken against such coal resources as the security coal piles overlaid under the railway.

(II)	No estimation has ever been made for the resource reserves overlaid under the villages and scattered residential areas and other general transmission lines distributed across the mining area concerned as well as the living timberline (110kv) high voltage transmission lines across the north of the mine field, therefore sufficient consideration shall be given during the design and exploitation of the mines. Project conservation, relocations and other related issues shall be resolved through consultation between the successful bidder and the stakeholders.

(III)	As the range of the mining rights hereunder is overlapped with that of the oil and gas exploration rights of PetroChina Company Limited (certificate no.: 02000008304527), the company has agreed to set the mining rights and the successful bidder shall sign operating agreements with the company on the non-interference and guaranteeing safety in production.

(IV)	It may not be necessary for the successful bidder to undertake coal resources conversion project auxiliary to the mining rights so obtained.

(V)	The Development and Reform Commission of Inner Mongolia Autonomous Region will make priority declaration for the successful bidder in respect of the verification materials of the coal development project located in Zhuan Longwan coal mine field at Dongsheng Coal Field and it has included the coal mine field into its “Twelfth Five Year” plan of coal development of the autonomous region.

11.	Liability for breach of contract

The successful bidder shall be deemed in breach of contract if any of the following situations occur. In that case, the entrusted transferor shall have the rights to terminate the Deal Conclusion Letter and cancel all the procedures related thereto handled by the relevant authorities, meanwhile, no refund will be made in respect of any deposits, trade service charge and considerations already paid by the successful bidder. The breaching successful bidder shall not participate in the transfer activity of these mining rights hereafter.

(I)	Failure to pay the consideration and trade service charge in the time and amount as prescribed under this Deal Conclusion Letter;

(II)	Any illegal or irregularities being reported and substantiated after investigation during the period of the public notice.

12.	Any dispute occurred in relation to the execution of this Deal Conclusion Letter shall be resolved through consultations between the parties; failing which the parties may institute proceedings in the People’s Court.

13.	This Deal Conclusion Letter is executed in eight counterparts all giving the same legal effects and each of the entrusted transferor and the successful bidder shall hold four counterparts hereof.

Entrusted transferor (signature and seal)	Successful bidder (transferee) (signature and seal)

Legal representative:	Legal representative:

Entrusted agent:	Entrusted agent:

January 28, 2011	January 28, 2011

List of Coordinates of Inflection Point of Zhuan Longwan Coal Mine Field at Dongsheng Coal Field

No.	Xi’an Geodetic Coordinate System 1980
	X	Y
1	4382618.77	37424516.82
2	4382281.62	37423802.98
3	4381952.40	37423369.70
4	4381672.16	37423240.00
5	4381187.66	37423332.52
6	4380489.78	37422506.83
7	4379407.03	37421879.46
8	4379128.19	37421566.53
9	4378919.94	37421157.38
10	4379139.67	37420984.45
11	4378727.67	37420774.45
12	4378310.46	37419927.89
13	4376085.42	37417528.43
14	4375732.71	37417560.30
15	4376065.75	37417176.87
16	4377252.62	37416886.70
17	4378139.28	37416826.24
18	4379288.26	37416117.25

19	4379575.43	37416111.48
20	4380032.93	37416305.54
21	4380778.09	37416258.23
22	4381443.48	37416589.17
23	4381929.64	37416453.50
24	4384060.07	37418959.15
25	4385048.09	37420172.00
26	4385881.86	37421021.13
27	4386488.37	37421557.33